                                                                    EXHIBIT 4.22
--------------------------------------------------------------------------------

                                CREDIT AGREEMENT


                                   DATED AS OF


                                  JUNE 22, 2001


                                      AMONG


                                NRG ENERGY, INC.


                    THE FINANCIAL INSTITUTIONS PARTY HERETO,


                           CREDIT SUISSE FIRST BOSTON

                  AS ADMINISTRATIVE AGENT, JOINT LEAD ARRANGER
                              AND JOINT BOOK RUNNER

                                       AND

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                  AS CO-SYNDICATION AGENT, JOINT LEAD ARRANGER
                              AND JOINT BOOK RUNNER

                                       AND

                               CITICORP USA, INC.

                  AS CO-SYNDICATION AGENT, JOINT LEAD ARRANGER
                              AND JOINT BOOK RUNNER


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION 1.           DEFINITIONS; INTERPRETATION.........................................................1

   Section 1.1       Definitions.........................................................................1
   Section 1.2       Interpretation......................................................................9

SECTION 2.           THE CREDIT FACILITY.................................................................9

   Section 2.1       The Credit Facility Commitments.  General Terms.....................................9
   Section 2.2       No Reborrowing......................................................................9
   Section 2.3       Applicable Interest Rates...........................................................9
   Section 2.4       Minimum Borrowing Amounts..........................................................11
   Section 2.5       Manner of Borrowing Loans and Designating Interest Rates
                     Applicable to Loans................................................................11
   Section 2.6       Interest Periods...................................................................13
   Section 2.7       Maturity of Loans..................................................................14
   Section 2.8       Prepayments........................................................................14
   Section 2.9       Repricing Events...................................................................15
   Section 2.10      Default Rate.......................................................................15
   Section 2.11      The Notes..........................................................................15
   Section 2.12      Funding Indemnity..................................................................16
   Section 2.13      Commitment Terminations............................................................17

SECTION 3.           FEES...............................................................................17

   Section 3.1       Fees...............................................................................17

SECTION 4.           PLACE AND APPLICATION OF PAYMENTS..................................................18

   Section 4.1       Place and Application of Payments..................................................18

SECTION 5.           REPRESENTATIONS AND WARRANTIES.....................................................18

   Section 5.1       Corporate Organization and Authority...............................................18
   Section 5.2       Subsidiaries.......................................................................18
   Section 5.3       Corporate Authority and Validity of Obligations....................................19
   Section 5.4       Financial Statements...............................................................19
   Section 5.5       No Litigation; No Labor Controversies..............................................19
   Section 5.6       Taxes..............................................................................19
   Section 5.7       Approvals..........................................................................20
   Section 5.8       Validity of Notes..................................................................20
   Section 5.9       ERISA..............................................................................20
   Section 5.10      Government Regulation..............................................................20
   Section 5.11      Margin Stock; Use of Proceeds......................................................20
   Section 5.12      Licenses and Authorizations; Compliance Laws.......................................20
   Section 5.13      Ownership of Property Liens........................................................21
   Section 5.14      No Burdensome Restrictions; Compliance with Agreements.............................21
   Section 5.15      Full Disclosure....................................................................21

SECTION 6.           CONDITIONS PRECEDENT...............................................................21


   Section 6.1       Initial Credit Event...............................................................21
   Section 6.2       All Credit Events..................................................................22

SECTION 7.           COVENANTS..........................................................................23

   Section 7.1       Corporate Existence; Subsidiaries..................................................23
   Section 7.2       Maintenance........................................................................23
   Section 7.3       Taxes..............................................................................24
   Section 7.4       ERISA..............................................................................24
   Section 7.5       Insurance..........................................................................24
   Section 7.6       Financial Reports and Other Information............................................24
   Section 7.7       Bank Inspection Rights.............................................................26
   Section 7.8       Conduct of Business................................................................27
   Section 7.9       Liens..............................................................................27
   Section 7.10      Use of Proceeds; Regulation U......................................................27
   Section 7.11      Mergers, Consolidations and Sales of Assets........................................27
   Section 7.12      Consolidated Net Worth.............................................................28
   Section 7.13      Indebtedness to Consolidated Capitalization........................................28
   Section 7.14      Compliance with Laws...............................................................28
   Section 7.15      Takeout Financing..................................................................29

SECTION 8.           EVENTS OF DEFAULT AND REMEDIES.....................................................29

   Section 8.1       Events of Default..................................................................29
   Section 8.2       Non-Bankruptcy Defaults............................................................31
   Section 8.3       Bankruptcy Defaults................................................................31
   Section 8.4       Notice of Default..................................................................31
   Section 8.5       Expenses...........................................................................31

SECTION 9.           CHANGE IN CIRCUMSTANCES............................................................31

   Section 9.1       Change of Law......................................................................31
   Section 9.2       Unavailability of Deposits or Inability to Ascertain, or
                     Inadequacy of, LIBOR...............................................................32
   Section 9.3       Increased Cost and Reduced Return..................................................32
   Section 9.4       Lending Offices....................................................................34
   Section 9.5       Discretion of Bank as to Manner of Funding.........................................34

SECTION 10.          THE AGENT..........................................................................35

   Section 10.1      Appointment and Authorization of Agent.............................................35
   Section 10.2      Agent and its Affiliates...........................................................35
   Section 10.3      Action by Agent....................................................................35
   Section 10.4      Consultation with Experts..........................................................35
   Section 10.5      Liability of Agent; Credit Decision................................................36
   Section 10.6      Indemnity..........................................................................36
   Section 10.7      Resignation of Agent and Successor Agent...........................................37

SECTION 11.          MISCELLANEOUS......................................................................37

   Section 11.1      Withholding Taxes..................................................................37
   Section 11.2      No Waiver of Rights................................................................38


   Section 11.3      Non-Business Day...................................................................39
   Section 11.4      Documentary Taxes..................................................................39
   Section 11.5      Survival of Representations........................................................39
   Section 11.6      Survival of Indemnities............................................................39
   Section 11.7      Set-Off............................................................................39
   Section 11.8      Notices............................................................................40
   Section 11.9      Counterparts.......................................................................41
   Section 11.10        Successors and Assigns..........................................................42
   Section 11.11        Participants and Note Assignees.................................................42
   Section 11.12        Assignment of Commitments by Banks..............................................42
   Section 11.13        Amendments......................................................................44
   Section 11.14        Headings........................................................................44
   Section 11.15        Legal Fees, Other Costs and Indemnification.....................................44
   Section 11.16        Entire Agreement................................................................45
   Section 11.17        Construction....................................................................45
   Section 11.18        Governing Law...................................................................45
   Section 11.19        Submission to Jurisdiction; Waiver of Jury Trial................................45

                                CREDIT AGREEMENT

     CREDIT AGREEMENT, dated as of June 22, 2001 among NRG Energy, Inc., a Delaware corporation (the "Borrower"), the financial institutions from time to time party hereto (each a "Bank," and collectively the "Banks"), Credit Suisse First Boston in its capacity as administrative agent for the Banks hereunder (in such capacity, the "Agent"), joint lead arranger and joint book runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as co-syndication agent, joint lead arranger and joint book runner, and Citicorp USA, Inc. in its capacity as co-syndication agent, joint lead arranger and joint book runner.


                                WITNESSETH THAT:

     WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a 364-day credit facility in the aggregate amount of $600,000,000 (the "Credit Facility"), as described herein; and

     WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth;

     NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

     Section 1.1 Definitions. The following terms when used herein have the following meanings:

     "Adjusted LIBOR" is defined in Section 2.3(b) hereof.

     "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

     "Agent" is defined in the first paragraph of this Agreement and includes any successor Agent pursuant to Section 10.7 hereof.

     "Agent Fee" means a one-time fee of $20,000.00, payable by the Borrower to the Agent on the Effective Date.

     "Agreement" means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Applicable Margin" means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin and (ii) with respect to Eurocurrency Loans, the Eurocurrency Margin.

     "Applicable Telerate Page" is defined in Section 2.3(b) hereof.

     "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1(e) hereof, or on any updated such list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

     "Bank" is defined in the first paragraph of this Agreement.

     "Base Rate" is defined in Section 2.3(a) hereof.

     "Base Rate Loan" means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

     "Base Rate Margin" means 0.00% subject to Section 2.9 hereof.

     "Borrower" is defined in the first paragraph of this Agreement.

     "Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is "advanced" on the day Banks advance or disburse funds comprising such Borrowing to the Borrower, is "continued" on the date a new Interest Period for the same type of Loan commences for such Borrowing, and is "converted" when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a).

     "Business Day" means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan, on which dealings in U.S. Dollars may be carried on by the Agent in the interbank eurodollar market.

     "Capital Lease" means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases determined at any date in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" means the Credit Facility Commitments.

     "Compliance Certificate" means a certificate in the form of Exhibit B hereto.

     "Consolidated Capitalization" means Consolidated Net Worth plus Indebtedness of the Borrower.

     "Consolidated Current Liabilities" means such liabilities of the Borrower on a consolidated basis as shall be determined in accordance with GAAP to constitute current liabilities.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Borrower for such period computed on a consolidated basis in accordance with GAAP.

     "Consolidated Net Tangible Assets" means, as of the date of determination thereof, Consolidated Total Assets as of such date less the sum of (i) Consolidated Current Liabilities and (ii) Intangible Assets.

     "Consolidated Net Worth" means, as of the date of determination thereof, the amount which would be reflected as stockholders' equity upon a consolidated balance sheet of the Borrower (determined in accordance with GAAP) prior to making any adjustment thereto in connection with the account entitled "currency translation account" on such balance sheet.

     "Consolidated Total Assets" means, as of the date of determination thereof, the total amount of all assets of the Borrower determined on a consolidated basis in accordance with GAAP.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Credit Documents" means this Agreement and the Notes.

     "Credit Event" means the advancing of any Loan or the continuation of or conversion into a Eurocurrency Loan.

     "Credit Facility" is defined in the Recitals hereof.

     "Credit Facility Commitment" is defined in Section 2.1 hereof.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Disbursement" is defined in Section 2.1 hereof.

     "Effective Date" means the date of this Agreement.

     "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq., the Toxic Substances Control Act, 15 S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1252 et seq., the Clean Water Act, 33 U.S.C. Section 1321 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

     "Equity Offering" has the meaning assigned to it in Section 2.8(c).

     "ERISA" is defined in Section 5.9 hereof.

     "Eurocurrency Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 2.3(b) hereof.

     "Eurocurrency Margin" means 0.80% subject to Section 2.9 hereof.

     "Eurocurrency Reserve Percentage" is defined in Section 2.3(b) hereof.

     "Event of Default" means any of the events or circumstances specified in
Section 8.1 hereof.

     "Existing Credit Agreement" means that certain 364-Day Revolving Credit Agreement dated as of March 9, 2001 among NRG Energy, Inc., the Financial Institutions party thereto and ABN AMRO Bank N.V. as Agent.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Facility Fee Rate" means 0.10%.

     "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate set forth in
Section 2.3(a) hereof.

     "Fee Letter" means the fee letter of even date herewith among the Borrower and the Banks.

     "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Banks.

     "Granting Bank" has the meaning specified in Section 11.12(b)

     "Guaranty" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefore, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty. Notwithstanding anything in this definition to the contrary, a Person's support of its subsidiary's obligation to
(a) make equity contributions or (b) pay liquidated damages under an operating and maintenance agreement should such subsidiary fail to comply with the terms thereof shall not be considered a "Guaranty" by such Person.


     "Hazardous Material" means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law.

     "Indebtedness" means and includes, for any Person, all obligations of such Person, without duplication, which are required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all of the following whether or not so shown as liabilities: (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services, (iii) obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or arising out of letters of credit issued for such Person's account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person and (vi) obligations for which such Person is obligated pursuant to a Guaranty. All calculations of the Indebtedness of any Person (and the components thereof) shall be performed on a consolidated basis, provided, that Indebtedness shall not include obligations which are required by GAAP to be shown as liabilities on such Person's balance sheet, but which are non-recourse to such Person.

     "Interest Period" is defined in Section 2.6 hereof.

     "Intangible Assets" means, as of the date of determination thereof, all assets of the Borrower properly classified as intangible assets determined on a consolidated basis in accordance with GAAP.

     "Lending Office" is defined in Section 9.4 hereof.

     "LIBOR" is defined in Section 2.3(b) hereof.

     "LIBOR Index Rate" is defined in Section 2.3(b) hereof.

     "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "Lien."

     "Loan" means each Disbursement and each Borrowing of a Base Rate Loan or Eurocurrency Loan, each of which is a "type" of Loan hereunder.

     "Material Adverse Effect" means any material adverse change in, or any adverse development which materially affects or could reasonably be expected to affect, the business, financial position or results of operations of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party.

     "Material Subsidiary" means a Subsidiary of the Borrower whose total assets represent at least 5% of the total assets of the Borrower and its Subsidiaries determined based upon the most recent financial statements delivered pursuant to
Section 7.6 (as determined in accordance with GAAP).

     "Maturity Date" means June 21, 2002.

     "Minimum Consolidated Net Worth" means an amount, as of any determination thereof, equal to the sum of $1,500,000,000 plus 25% of Consolidated Net Income for the period from and including July 1, 2000 to such determination date but which amount shall in no event be less than $1,500,000,000.

     "Non-Conforming Period" is defined in Section 7.13 hereof.

     "Note" is defined in Section 2.11(a) hereof.

     "Obligations" means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

     "Percentage" means, for each Bank, the percentage of the Total Credit Facility represented by such Bank's Credit Facility Commitment or, if the Commitments have been terminated, the percentage held by such Bank of the aggregate principal amount of all outstanding Obligations.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

     "Plan" means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "PBGC" is defined in Section 5.9 hereof.

     "Project Finance Subsidiary" means any special purpose Subsidiary of the Borrower formed solely to facilitate the financing of the assets of such Subsidiary, and as to which the recourse of any creditors of such Subsidiary is limited solely to such assets and the stock or other equity interest of such Subsidiary.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

     "PUHCA" is defined in Section 5.7 hereof.

     "Rating" means the rating given to senior unsecured non-credit enhanced debt obligations of the Borrower by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successors thereto.

     "Reference Bank" means Credit Suisse First Boston.

     "Replaceable Bank" is defined in Section 11.13(iii).

     "Replacement Bank" is defined in Section 11.13(iii).

     "Required Banks" means, as of the date of determination thereof, Banks holding 100% of the Percentages.

     "SEC" means the Securities and Exchange Commission.

     "Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

     "SPC" has the meaning assigned to it in Section 11.12(b).

     "Subsidiary" means, as to any Person, any active, domestic corporation or other entity of which one hundred percent (100%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non corporation (irrespective of whether or not, at the time, stock or other equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly owned by such Person.

     "Telerate Service" means the Dow Jones Telerate Service.

     "Termination Date" means June 21, 2002.

     "Total Credit Facility Commitments" is defined in Section 2.1 hereof.

     "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

     "Welfare Plan" means a "welfare plan," as defined in Section 3(1) of ERISA.

     "Wholly-Owned" when used in connection with any Subsidiary of the Borrower means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     Section 1.2 Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Eastern Standard Time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2. THE CREDIT FACILITY.

     Section 2.1 The Credit Facility Commitments. General Terms. Subject to the terms and conditions hereof, and prior to the Maturity Date, each Bank severally and not jointly agrees to make a disbursement or disbursements (individually a "Disbursement" and collectively "Disbursements") to the Borrower (but not to exceed a total of five (5) Disbursements) in U.S. Dollars up to the amount of its Credit Facility commitment set forth on the applicable signature page hereof (such amount, as reduced pursuant to Section 2.13 or changed as a result of one or more assignments under Section 11.12 or 11.13(iii), its "Credit Facility Commitment" and, cumulatively for all the Banks, the "Total Credit Facility Commitments"). The aggregate amount of Loans at any time outstanding shall not exceed the Total Credit Facility Commitments in effect at such time. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurocurrency Loans. The initial amount of Total Credit Facility Commitments under this Agreement equals $600,000,000. The amount of the Total Credit Facility Commitments shall be reduced by the amount of any Equity Offering.

     Section 2.2 No Reborrowing. Once repaid hereunder, the principal amount of any Loan may not be reborrowed.

     Section 2.3 Applicable Interest Rates.

          (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurocurrency Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

     "Base Rate" means for any day the greater of:

               (i) the rate of interest announced by Citibank, N.A. at its offices in New York, New York, from time to time as its prime rate, or equivalent, for U.S. Dollar loans as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and

               (ii) the sum of (x) the rate determined by the Agent to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds, as published by the Federal Reserve Bank of New York, in an amount comparable to the principal amount owed to the Agent for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).

          (b) Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period. All payments of principal and interest on a Loan (whether a Base Rate Loan or Eurocurrency Loan) shall be made in U.S. Dollars.

     "Adjusted LIBOR" means, for any Borrowing of Eurocurrency Loans, a rate per annum determined in accordance with the following formula:

                 Adjusted LIBOR =                 LIBOR
                                  ------------------------------------
                                   1 - Eurocurrency Reserve Percentage

     "LIBOR" means, for an Interest Period, (a) the LIBOR Index Rate for such Interest Period as from time to time quoted by the Telerate Service, if such rate is available, and (b) if the LIBOR Index Rate is not quoted by the Telerate Service, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S. Dollars in immediately available funds are offered to the Reference Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Agent as part of such Borrowing.

     "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Agent as part of such Borrowing, which appears on the Applicable Telerate Page, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

     "Applicable Telerate Page" means the display page designated as "Page 3750" on the Telerate Service (or such other page as may replace such pages, as appropriate, on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in U.S. Dollars).

     "Eurocurrency Reserve Percentage" means the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities," as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

          (c) Rate Determinations. The Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Agent shall be conclusive and binding except in the case of manifest error.

     Section 2.4 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans and Eurocurrency Loans denominated in U.S. Dollars shall be in an amount not less than $10,000,000 and in integral multiples of $10,000,000.

     Section 2.5 Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans.

          (a) Notice to the Agent. The Borrower shall give written notice to the Agent by no later than 11:00 a.m. (New York time) (i) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurocurrency Loans and (ii) on the date the Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to

     Section 2.4's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurocurrency Loans into Base Rate Loans or of Base Rate Loans into Eurocurrency Loans must be given by no later than 11:00 a.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon. There may be no more than five different Interest Periods in effect at any one time.

          (b) Notice to the Banks. The Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 2.5(a) above. The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans and the amount thereof.

          (c) Borrower's Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Agent within the period required by Section 2.5(a) that it intends to convert such Borrowing into a Borrowing of Eurocurrency Loans or notifies the Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and has not notified the Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof.

          (d) Disbursement of Loans. Not later than 12:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Eurocurrency Loans, and not later than 1:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in New York, New York. The Agent shall make available to the Borrower Loans at the Agent's principal office in New York, New York or such other office as the Agent has previously agreed to, in writing, with the Borrower.

          (e) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

     Section 2.6 Interest Periods. As provided in Section 2.5(a) hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of Eurocurrency Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of Eurocurrency Loans, 1, 2, 3, or 6 months thereafter; provided, however, that:

          (a) any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Maturity Date shall end on the Maturity Date;

          (b) for any Borrowing of Eurocurrency Loans, the Borrower may not select an Interest Period that extends beyond the Maturity Date;

          (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

          (d) for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

     Section 2.7 Maturity of Loans. Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), each Loan shall mature and become due and payable by the Borrower on the Maturity Date.

     Section 2.8 Prepayments.

          (a) The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000, (ii) if such Borrowing is of Eurocurrency Loans in an amount not less than $1,000,000, and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to
     Section 2.4 hereof remains outstanding) any Borrowing of Eurocurrency Loans upon three Business Days prior notice to the Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered to the Agent no later than 11:00 a.m. (New York time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of Eurocurrency Loans, such prepayment may only be made on the last day of the Interest Period then applicable to such Loans. The Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower.

          (b) If the aggregate principal amount of outstanding Loans shall at any time for any reason exceed the Total Credit Facility Commitments then in effect, the Borrower shall, immediately and without notice or demand, pay the amount of such excess to the Agent for the ratable benefit of the Banks as a prepayment of the Loans. Immediately upon determining the need to make any such prepayment the Borrower shall notify the Agent of such required prepayment.

          (c) The Borrower shall apply all the net proceeds of any public or private sale of equity securities, issuance of securities that are convertible into stock, any equity-linked offering or any other equity offering made by the Borrower (collectively, an "Equity Offering") to prepayment of the Loans.

          (d) Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to
     Section 2.12.

     Section 2.9 Repricing Events.

          (a) In the event that the Rating of the Borrower is downgraded by either of Moody's Investors Service, Inc. or Standard & Poor's Ratings Services or any successors thereto from the Rating in effect on the Effective Date, the Base Rate Margin, Eurocurrency Margin and Facility Fee Rate shall be increased from the Base Rate Margin, Eurocurrency Margin and Facility Fee Rate then in effect by, respectively, .50%, .50% and .25%, with effect from the date of issuance of such Rating downgrade and for so long as such lower Rating is in effect.

          (b) For so long as any Obligations remain outstanding hereunder on and after January 1, 2002, the Base Rate Margin, Eurocurrency Margin and Facility Fee Rate shall be increased from the Base Rate Margin, Eurocurrency Margin and Facility Fee Rate then in effect by, respectively, .25%, .30%, and .05%, with effect from January 1, 2002.

     Section 2.10 Default Rate. If any payment of any Obligation is not made when due (whether by acceleration or otherwise), such Obligation shall bear interest, computed on the basis of a year of 360 days and actual days elapsed (except for Base Rate Loans bearing interest based on the rate described in clause (i) of the definition of Base Rate, in which case such Loan shall bear interest computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

          (a) for any Obligation other than a Eurocurrency Loan, the sum of two percent (2%) plus the Base Rate Margin plus the Base Rate from time to time in effect; and

          (b) for any Eurocurrency Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Base Rate Margin plus the Base Rate from time to time in effect.

     Section 2.11 The Notes.

          (a) The Loans made to the Borrower by a Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of

     Exhibit A hereto. Each such promissory note is hereinafter referred to as a "Note" and collectively such promissory notes are referred to as the "Notes."

          (b) Each Bank shall record on its books and records or on a schedule to its Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurocurrency Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

     Section 2.12 Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurocurrency Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such
Bank) as a result of:

          (a) any payment (whether by acceleration or otherwise), prepayment or conversion of a Eurocurrency Loan on a date other than the last day of its Interest Period,

          (b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a Eurocurrency Loan, or to convert a Base Rate Loan into a Eurocurrency Loan, on the date specified in a notice given pursuant to Section 2.5(a) or established pursuant to Section 2.5(c) hereof,

          (c) any failure by the Borrower to make any payment of principal on any Eurocurrency Loan (x) when due (whether by acceleration or otherwise), or (y) on the date specified in a notice of prepayment, or

          (d) any acceleration of the maturity of a Eurocurrency Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.


     Section 2.13 Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Agent, to terminate the Credit Facility Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Credit Facility Commitments may not be reduced to an amount less than the amount of all Loans then outstanding. The Agent shall give prompt notice to each Bank of any such termination of Commitments. Any termination of Credit Facility Commitments pursuant to this Section 2.13 may not be reinstated. In addition, that portion of the Credit Facility Commitments that remains unused after the fifth Disbursement (after giving effect to all Loans to be made on such fifth Disbursement) shall be terminated and may not be reinstated. In addition, the Banks shall have the right to terminate the Credit Facility Commitments if no Disbursement has occurred on or before the Termination Date.

SECTION 3. FEES.

     Section 3.1 Fees.

          (a) Agent Fee. The Borrower shall pay, or cause to be paid, to the Agent on the Effective Date the Agent Fee.

          (b) Facility Fee. For the period from the Effective Date to and including the Maturity Date, the Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a facility fee accruing at a rate per annum equal to the Facility Fee Rate on the average daily amount of the Commitments (whether used or unused), or if the Commitments have expired or terminated, on the principal amount of Loans. Such facility fee is payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date, unless the Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

          (c) Outstanding Fee. If any Obligations remain outstanding on December 31, 2001, the Borrower shall pay, or cause to be paid, to the Agent on that date, for the ratable account of the Banks in accordance with their Percentages, a fee equal to .10% of the amount of Obligations outstanding on that date.

          (d) Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Agent and shall be conclusive absent manifest error.

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.

     Section 4.1 Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other amounts payable by the Borrower under this Agreement, shall be made by the Borrower to the Agent by no later than 1:00 p.m. (New York time) on the due date thereof at the principal office of the Agent in New York, New York (or such other location in the United States as the Agent may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, counterclaim, levy, withholding or any other deduction of any kind in U.S. Dollars, in immediately available funds at the place of payment. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

     The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

     Section 5.1 Corporate Organization and Authority. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where such failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each is duly qualified to transact business in each jurisdiction in which such qualification is required, whether by reason of ownership or leasing of property or the conduct of business or otherwise, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each has the power and authority required to own, lease and operate its properties and to conduct its business as currently conducted, except where failure to have such power and authority could not, individually or in the aggregate, have a Material Adverse Effect.

     Section 5.2 Subsidiaries. Schedule 5.2 (as updated quarterly pursuant to
Section 7.6(b) hereof or otherwise from time to time in writing by the Borrower) hereto identifies each Subsidiary and the jurisdiction of its incorporation. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto. All such shares owned by the Borrower are owned beneficially, and of record, and, except in the case of any Project Finance Subsidiary, free of any Lien.

     Section 5.3 Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms. No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

     Section 5.4 Financial Statements. All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for each of the Borrower's fiscal years ending on or before December 31, 1999, and for the Borrower's quarter ended September 30, 2000 have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. Since December 31, 1999, there has been no material adverse change in the business, operations, Property or financial or other condition, or business prospects, of the Borrower or any of its Subsidiaries.

     Section 5.5 No Litigation; No Labor Controversies.

          (a) Except as set forth on Schedule 5.5 (as updated quarterly pursuant to Section 7.6(b) hereof or otherwise from time to time in writing by the Borrower), there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.

          (b) Except as set forth on Schedule 5.5 (as updated quarterly pursuant to Section 7.6(b) hereof or otherwise from time to time in writing by the Borrower), there are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could have a Material Adverse Effect.

     Section 5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower or any of its Subsidiaries (individually or in the aggregate). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

     Section 5.7 Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality (including under the Public Utility Holding Company Act of 1935, as amended ("PUHCA")), nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party.

     Section 5.8 Validity of Notes. When executed, authenticated and delivered pursuant to the provisions of this Agreement against payment of the consideration therefore, the Notes will be duly issued and will constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, except for the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, and will rank pari passu with all other outstanding unsecured indebtedness of the Borrower.

     Section 5.9 ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. The Borrower does not have any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     Section 5.10 Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section 5.11 Margin Stock; Use of Proceeds. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.10. The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

     Section 5.12 Licenses and Authorizations; Compliance Laws. The Borrower and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated. The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.13 Ownership of Property Liens. The Borrower and each Subsidiary has good title to or valid leasehold interests in all its Property. None of the Borrower's Property is subject to any Lien, except as permitted in Section 7.9.

     Section 5.14 No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) could have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in, nor has any event occurred (and is continuing) that constitutes or would (whether or not with the giving of notice and/or with the passage of time and/or the fulfillment of any other requirement) constitute, to the knowledge of the Borrower, a default or any breach or failure to perform by the Borrower under any indenture, mortgage, loan agreement, lease or other agreement or instrument to which it is a party, which default could have a Material Adverse Effect.

     Section 5.15 Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified.

SECTION 6. CONDITIONS PRECEDENT.

     The obligation of each Bank to advance, continue, or convert any Loan shall be subject to the following conditions precedent:

     Section 6.1 Initial Credit Event. Each Bank's initial Disbursement is subject to, in addition to the applicable conditions contained in Section 6.2,
(i) the satisfaction on or before the date of such Disbursement of the following conditions precedent, each of which shall be satisfactory in form and substance to Agent:

          (a) The Agent shall have received (i) for each Bank the favorable written opinion of counsel to the Borrower in substantially the form attached hereto as Exhibit C and (ii) all fees payable on or prior to such date pursuant to this Agreement and the Fee Letter;

          (b) The Agent shall have received for each Bank copies of (i) the Certificate of Incorporation, together with all amendments, and a certificate of good standing, for the Borrower, both certified as of a date not earlier than 20 days prior to the date hereof by the appropriate governmental officer of the Borrower's jurisdiction of incorporation and (ii) the Borrower's bylaws (or comparable constituent documents) and any amendments thereto, certified by its Secretary or an Assistant Secretary;

          (c) The Agent shall have received for each Bank copies of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower's behalf, all certified by its Secretary or Assistant Secretary;

          (d) The Agent shall have received for each Bank such Bank's duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.11(a) hereof;

          (e) The Agent shall have received for each Bank a list of the Borrower's Authorized Representatives and such other documents as any Bank may reasonably request;

          (f) All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks;

          (g) The Agent shall have received a certificate by the chief financial officer, treasurer or corporate controller of the Borrower, stating that
     (i) on the date of such Disbursement no Default or Event of Default has occurred and is continuing and (ii) that all proceeds of the Loans will be used to pay for costs incurred in connection with the acquisition of certain generating assets from Conectiv and for other general corporate purposes; and

          (h) The long-term Rating of the Borrower shall be at least BBB- by Standard & Poor's Rating Services and Baa3 by Moody's Investor Services, Inc..

     Section 6.2 All Credit Events. As of the time of each Credit Event hereunder (including the date of the initial Disbursement):

          (a) The Agent shall have received the notice required by Section 2.5 hereof;

          (b) Each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct in all material respects as of said time, taking into account any amendments to such Section (including, without limitation, any amendments to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date, provided that solely for purposes of this Section 6.2(b) the representations relating to the Borrower's Subsidiaries set forth in Section 5.2 hereof shall be deemed representations relating only to the Borrower's Material Subsidiaries;

          (c) The Borrower shall be in full compliance with all of the terms and conditions of each Credit Document, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

          (d) No event of default by the Borrower has been declared and is continuing under any existing debt agreements;

          (e) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System); and

          (f) The long-term rating of the Borrower shall be at least BBB - by Standard & Poor's Rating Services and Baa3 by Moody's Investor Services, Inc.

     Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2, provided, that solely in the case of a Credit Event which is a continuation of a previous Borrowing, the Borrower shall not be deemed to have made any representation or warranty with regard to the matters set forth in Section 5.5(a) and (b) hereof.

SECTION 7. COVENANTS.

     The Borrower covenants and agrees that, so long as any Loan is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

     Section 7.1 Corporate Existence; Subsidiaries. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.11 hereof.

     Section 7.2 Maintenance. The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is not disadvantageous to the Banks or the holders of the Notes, and is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiary.

     Section 7.3 Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefore on the books of the Borrower.

     Section 7.4 ERISA. The Borrower will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefore, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower under any post-retirement Welfare Plan benefit. The Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.4.

     Section 7.5 Insurance. The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers' and public and product liability risks with good and responsible insurance companies. The Borrower will upon request of the Agent furnish to the Agent a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

     Section 7.6 Financial Reports and Other Information.

          (a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its subsidiaries as any Bank may reasonably request; and without any request, the Borrower will furnish each of the following to each Bank:

               (i) within 120 days after the end of each fiscal year of the Borrower, (A) a copy of the Borrower's audited financial statements for such fiscal year, including the consolidated balance sheet of the Borrower for such year and the related statement of income and statement of cash flow, as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants unqualified opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; (B) a copy of the Borrower's unaudited consolidating financials for such fiscal year, including a consolidating unaudited balance sheet of the Borrower, and the related statement of income and shall use its best efforts to provide a statement of cash flow in a format acceptable to the Agent; all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower's chief financial officer, treasurer, vice president of finance or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby;

               (ii) within 60 days after the end of each of the first three quarterly fiscal periods of the Borrower, a condensed consolidated unaudited balance sheet of the Borrower, and the related statement of income and statement of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower's chief financial officer, treasurer, vice president of finance or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby (subject to year end adjustments):

               (iii) within the period provided in subsection (i) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

               (iv) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Borrower files with the SEC or any successor thereto, or with any national securities exchanges.

          (b) Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of Section 7.6(a) shall be accompanied by (A) a written certificate signed by the Borrower's chief financial officer, vice president of finance, corporate controller or treasurer (i) to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, (ii) to the effect that the representations and warranties contained in Section 5 hereof are true and correct in all material respects as though made on the date of such certificate (other than those made solely as of an earlier date, which need only remain true as of such date), taking into account any amendments to such Section (including, without limitation, any amendments to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions and except as otherwise described therein, (iii) notifying the Banks (x) of any litigation or governmental proceeding of the type described in Section 5.5 hereof or (y) of any change in the information set forth on the Schedules hereto and (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower's compliance with the covenants set forth in Sections 7.9, 7.11, 7.12 and 7.13 hereof.

          (c) The Borrower will (i) promptly (and in any event within three Business Days after an officer of the Borrower has knowledge thereof) give notice to the Agent and each Bank (x) of the occurrence of any Default or Event of Default or (y) of any payment default or payment event of default aggregating $20,000,000 or more under any Contractual Obligation of the Borrower and (ii) promptly (and in any event within ten Business Days after an officer of the Borrower has knowledge thereof) give notice to the Agent and each Bank of any material adverse change in the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries (individually or in the aggregate).

     Section 7.7 Bank Inspection Rights. Upon reasonable notice from any Bank, the Borrower will, at the Borrower's expense (such expenses to be reasonably incurred), permit such Bank (and such Persons as any Bank may designate) during normal business hours to visit and inspect, under the Borrower's guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate subject to confidentiality agreements reasonably acceptable to the Borrower) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such set of visits and inspections may be conducted each calendar quarter.

     Section 7.8 Conduct of Business. The Borrower will not engage in any line of business other than business associated with or related to energy generation, transmission, marketing and distribution or other infrastructure lines of business.

     Section 7.9 Liens. The Borrower shall cause the Obligations to at all times rank at least pari passu with all other senior unsecured obligations of the Borrower. The Borrower will not create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower; provided, however, that this Section 7.9 shall not apply to nor operate to prevent:

          (a) Liens upon any Property acquired by the Borrower to secure any Indebtedness (which for purposes of this Section 7.9(a) shall include non-recourse obligations) of the Borrower incurred to finance or refinance the purchase price of such Property (including Property which was initially purchased with equity), provided that any such Lien shall apply only to the Property that was so acquired and the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost or value of the acquired Property;

          (b) Other Liens not to exceed 10% of Consolidated Net Tangible Assets;

          (c) Liens on the stock or other equity interests of Project Finance Subsidiaries; and

          (d) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (c), inclusive.

     Section 7.10 Use of Proceeds; Regulation U. The proceeds of the Borrowing will be used by the Borrower to pay for costs and expenses incurred in connection with the acquisition of certain generating assets from Conectiv and the financing thereof, including but not limited to any payments made under hedging contracts and fees and expenses of legal counsel and technical, engineering, environmental, financial and other advisors and outside consultants and for other general corporate purposes. The Borrower will not use any part of the proceeds of any of the Borrowings directly or indirectly to purchase or carry any margin stock (as defined in Section 5.11 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     Section 7.11 Mergers, Consolidations and Sales of Assets.

          (a) The Borrower will not consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Borrower shall not permit any Person to consolidate with or merge into the Borrower, unless:
     (i) immediately prior to and immediately following such consolidation, merger, sale or lease, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (ii) the Borrower is the surviving or continuing corporation, or the surviving or continuing corporation that acquires by sale, conveyance, transfer or lease (a) has a Rating equal to or better than the Rating of the Borrower in effect prior to such consolidation or merger and (y) is incorporated in the United States and expressly assumes the payment and performance of all Obligations of the Borrower under the Credit Documents pursuant to documentation in form and substance satisfactory to the Required Banks.

          (b) Except for the sale of the properties and assets of the Borrower substantially as an entirety pursuant to subsection (a) above, and other than assets required to be sold to conform with governmental regulations, the Borrower shall not sell or otherwise dispose of any assets (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales) if on a pro forma basis, the aggregate net book value of all such sales during the most recent 12-month period would exceed ten percent (10%) of Consolidated Net Tangible Assets computed as of the end of the most recent fiscal quarter preceding such sale; provided, however, that any such sales shall be disregarded for purposes of this ten percent (10%) limitation if the proceeds are invested in assets in similar or related lines of business of the Borrower and, provided further, that the Borrower may sell or otherwise dispose of assets in excess of such ten percent (10%) if the proceeds from such sales or dispositions, which are not reinvested as provided above, are retained by the Borrower as cash or cash equivalents at all times until invested in assets in similar or related lines of business of the Borrower.

     Section 7.12 Consolidated Net Worth. The Borrower will at all times cause its Consolidated Net Worth to be equal to or greater than the Minimum Consolidated Net Worth.

     Section 7.13 Indebtedness to Consolidated Capitalization. The Borrower will at the end of each of its fiscal quarters maintain a ratio of its Indebtedness to Consolidated Capitalization of not more than 0.68 to 1.00, provided that for not more than two consecutive months in any six month period (any such two month period being referred to herein as a "Non-Conforming Period"), the ratio of the Borrower's Indebtedness to Consolidated Capitalization may increase to not more than 0.72 to 1.00 so long as the Borrower delivers to the Agent within 30 days after the end of any such Non-Conforming Period written affirmation from Moody's Investors Service, Inc. and Standard and Poor's Ratings Service, Inc. that the respective Ratings which were in effect prior to such Non-Conforming Period remains in effect and that the Borrower has not been placed in any "credit-watch with negative implications" or similar type of category. For purposes of this covenant, only fifty percent (50%) of any Indebtedness of the Borrower constituting performance guarantees of obligations of the Borrower's Affiliates shall be deemed Indebtedness, provided that if any demand has been made on such guarantee, the full amount of such guarantee shall be included in calculating Indebtedness.

     Section 7.14 Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances, writs, judgments, injunctions, decrees, awards and orders of any governmental or judicial authorities; provided, however, that the Borrower shall not be required to comply with any such law, rule, regulation, ordinance, writ, judgments, injunction, decree, award or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     Section 7.15 Takeout Financing. In the event that all of the Obligations have not been repaid by the date that is sixty (60) days prior to the Maturity Date, the Borrower shall either (a) notify the Banks that it has sufficient funds to repay the Obligations on or before the Maturity Date and identify the source of those funds, or (b) commence to take all necessary or desirable steps to issue debt securities of the Borrower, in an aggregate amount sufficient that the net proceeds of such sale shall not be less than the amount of the Obligations which remain outstanding as of the time of such sale. The Borrower agrees that such debt securities will be offered and sold at pricing and other terms and conditions recommended by the Banks as necessary and appropriate to effect a sale of such debt securities in an amount sufficient to repay the outstanding Obligations. In connection with such offering and sale, each of the Banks shall be designated a managing underwriter of such offering, and such underwriting shall be done on a best efforts basis and pursuant to documentation acceptable to the Borrower and to each Bank. The net proceeds of such offering shall be used to repay the Obligations to the Banks and, if such proceeds exceed the amount of the outstanding Obligations, any excess shall belong to the Borrower.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

     Section 8.1 Events of Default. Any one or more of the following shall constitute an Event of Default:

          (a) The Borrower shall (i) fail to make when due any payment of principal on the Notes, or (ii) fail to make when due, and continuance of such failure for three or more Business Days, payment of interest on the Notes or any fee or other amount required to be made to the Agent pursuant to the Credit Documents;

          (b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower in the Credit Documents or on behalf of the Borrower in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Agent pursuant to the Credit Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

          (c) The Borrower shall fail to comply with Section 7 hereof and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Agent;

          (d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Credit Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 8) and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Agent;

          (e) The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 90 days;

          (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, or shall remain undismissed for 90 days, or an order for relief shall have been entered against the Borrower, or the Borrower shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

          (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower or shall remain for 90 days undismissed, or the Borrower shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

          (h) A judgment or judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or entity for the payment of money in excess of the sum of $20,000,000 in the aggregate shall be rendered against the Borrower (excluding the amount thereof covered by insurance) or any of the Borrower's properties and such judgment, decree or order shall remain unvacated and undischarged and unstayed for 90 consecutive days, except while being contested in good faith by appropriate proceedings;

          (i) The institution by the Borrower of steps to terminate any Plan if in order to effectuate such termination, the Borrower would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $20,000,000, or the institution by the PBGC of steps to terminate any Plan;

          (j) A default shall occur in payment of any principal of or any interest aggregating $20,000,000 or more on any bond, debenture, note or other evidence of indebtedness of the Borrower or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed that has resulted in the acceleration of such indebtedness; or

          (k) An "event of default" occurs under the Existing Credit Agreement.

     Section 8.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (e) or (f) of Section 8.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrower: (a) if so directed by the Required Banks, terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Banks, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind. The Agent, after giving notice to the Borrower pursuant to Section 8.1(c), 8.1(d) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

     Section 8.3 Bankruptcy Defaults. When any Event of Default described in subsections (e) or (f) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

     Section 8.4 Notice of Default. The Agent shall give notice to the Borrower under Section 8.1(c) or 8.1(d) hereof promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

     Section 8.5 Expenses. The Borrower agrees to pay to the Agent and each Bank, and any other holder of any Note outstanding hereunder, all reasonable costs and expenses incurred or paid by the Agent or such Bank or any such holder, including attorneys' fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

SECTION 9. CHANGE IN CIRCUMSTANCES.

     Section 9.1 Change of Law. Notwithstanding any other provisions of this Agreement or any Note if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurocurrency Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank's obligations to make or maintain Eurocurrency Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurocurrency Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Bank by means of Base Rate Loans from such Bank, which Base

Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

     Section 9.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Loans:

          (a) the Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the federal funds or eurocurrency interbank market, as applicable, for such Interest Period, or that by reason of circumstances affecting the federal funds or interbank eurocurrency market, as applicable, adequate and reasonable means do not exist for ascertaining the applicable Federal Funds Rate or LIBOR; or

          (b) Banks having 25% or more of the aggregate amount of the Total Credit Facility Commitments reasonably determine and so advise the Agent that the Federal Funds Rate or LIBOR, as applicable, as reasonably determined by the Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its Loans or Loan for such Interest Period;

then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make Base Rate Loans bearing interest at the Federal Funds Rate or Eurocurrency Loans in the currency so affected, as applicable, shall be suspended.

     Section 9.3 Increased Cost and Reduced Return.

          (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

               (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, or its obligation to make Eurocurrency Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurocurrency Loans, or any other amounts due under this Agreement in respect of its Eurocurrency Loans or its obligation to make Eurocurrency Loans (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank's principal executive office or Lending Office is located); or

               (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, or its obligation to make Eurocurrency Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall, so long as no Event of Default has occurred and is then continuing, refund such amount or amounts to Borrower without interest.

          (b) If, after the date hereof, any Bank or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

          (c) Each Bank that determines to seek compensation under this Section
     9.3 shall notify the Borrower and the Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          (d) If any Bank (other than Credit Suisse First Boston, Merrill Lynch Capital Corporation or Citicorp USA, Inc.) has demanded compensation or given notice of its intention to demand compensation under this Section 9.3 or the Borrower is required to pay any additional amount to any Bank under
     Section 9.3, the Borrower shall have the right, with the assistance of the Agent, to seek a substitute Bank or Banks reasonably satisfactory to the Agent (which may be one or more of the Banks) to replace such Bank under this Agreement and on the date of replacement, the Borrower shall pay all accrued interest and fees to the Bank being replaced. The Bank to be so replaced shall cooperate with the Borrower and substitute Bank to accomplish such substitution, provided that all of such Bank's Credit Facility Commitment is replaced.

     Section 9.4 Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.

     Section 9.5 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurocurrency Loan through the purchase of deposits of U.S. Dollars in the eurocurrency interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10. THE AGENT.

     Section 10.1 Appointment and Authorization of Agent. Each Bank hereby appoints Credit Suisse First Boston as the Agent under the Credit Documents and hereby authorizes the agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Credit Documents. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

     Section 10.2 Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit Documents. The term "Bank" as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank. References in Section 2 hereof to the Agent's Loans, or to the amount owing to the Agent for which an interest rate is being determined, refer to the Agent in its individual capacity as a Bank.

     Section 10.3 Action by Agent. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(c)(i) hereof, the Agent shall promptly give each of the Banks written notice thereof. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.5. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

     Section 10.4 Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 10.5 Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in
Section 6 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Agent shall have no liability to any Bank with respect thereto.

     Section 10.6 Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this
Section 10.6 shall survive termination of this Agreement.

     Section 10.7 Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower, provided, that at any time an Event of Default has occurred and is continuing, no such consent shall be required. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, with the consent of the Borrower, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 11. MISCELLANEOUS.

     Section 11.1 Withholding Taxes.

          (a) Payments Free of Withholding. Subject to Section 11.1(b) hereof, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

          (b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the earlier of the date of the initial Disbursement and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W8BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W8ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

          (c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

     Section 11.2 No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     Section 11.3 Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

     Section 11.4 Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

     Section 11.5 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 11.6 Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.12, Section 9.3 and Section 11.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

     Section 11.7 Set-Off.

          (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank, each Affiliate of a Bank, and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank, its Affiliate or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank, its Affiliate or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank, its Affiliate or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

          (b) Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, or participations therein, held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest unless the purchasing Bank is required to pay interest thereon, in which case each Bank returning funds to such purchasing Bank shall pay its pro rata share of such interest.

     Section 11.8 Notices. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Agent to:

If to the Borrower:

NRG Energy, Inc.
901 Marquette Avenue
Suite 2300
Minneapolis, MN 55402-3265
Attention: Treasurer
Facsimile: (612) 373-8804
Telephone: (612) 373-8898

If to the Agent:

Credit Suisse First Boston
5 World Trade Center
New York, New York  10048

In Connection with Administrative Matters:
Attention:  Christina Maurillo
Facsimile:  (212) 335-0593

Telephone: (212) 322-0421

In Connection with Notices:
Attention:  Andrea Shkane
Facimile:  (212) 325-8320
Telephone:  (212) 325-6513

With copies to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center - 7th Floor
New York, New York 10080

In Connection with Amendments, Financials, Etc.:
Attention: Carol Feeley
Portfolio Manager
Facsimile:  (212) 738-1649
Telephone: (212) 449-8414/9579

In Connection with Loan Activity & Interest:
Attention:  Eve Lam/Mark Campbell
Facsimile:  (212) 738-1719
Telephone: (212) 449-6187/6996

And

Citicorp USA, Inc.
388 Greenwich Street
New York, New York,  10013
Attention:  Nick McKee
Facsimile:  (212) 816-8098
Telephone: (212) 816-8592

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 11.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

     Section 11.9 Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

     Section 11.10 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

     Section 11.11 Participants and Note Assignees. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Credit Facility Commitment held by such Bank at any time and from time to time, and to assign its rights under such Loans or the Note evidencing such Loans to a federal reserve bank; provided that (i) no such participation or assignment shall relieve any Bank of any of its obligations under this Agreement, (ii) no such assignee or participant shall have any rights under this Agreement except as provided in this Section 11.11, and (iii) the Agent shall have no obligation or responsibility to such participant or assignee, except that nothing herein is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of Section 2.12 and Section 9.3, but shall not be entitled to receive any greater payment under either such Section than the Bank granting such participation would have been entitled to receive in connection with the rights transferred. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement that would (A) increase the Credit Facility Commitment of such Bank if such increase would also increase the participant's obligations, (B) forgive any amount of or postpone the date for payment of any principal of or interest on any Loan or of any fee payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees in which such participant has an interest accrue hereunder.

     Section 11.12 Assignment of Commitments by Banks.

          (a) Each Bank shall have the right at any time, with the written consent (except in the case of an assignment to (i) an Affiliate of such Bank, (ii) another Bank or (iii) as provided in clause (b) below) of the Borrower and Agent (which consent shall not be unreasonably withheld), to assign all or any part of its Credit Facility Commitment (including the same percentage of its Note and outstanding Loans) to one or more other Persons; provided that such assignment is in an amount of at least $10,000,000 or the entire Credit Facility Commitment of such Bank, and if such assignment is not for such Bank's entire Credit Facility Commitment then such Bank's Credit Facility Commitment after giving effect to such assignment shall not be less than $10,000,000; and provided further that neither the consent of the Borrower nor of the Agent shall be required for any Bank to assign all or part of its Credit Facility Commitment to any Affiliate of the assigning Bank. Each such assignment shall set forth the assignee's address for notices to be given under Section 11.8 hereof hereunder and its designated Lending Office pursuant to Section 9.4 hereof. Upon any such assignment, delivery to the Agent of an executed copy of such assignment agreement and the forms referred to in Section 11.1 hereof, if applicable, and, except in the case of an assignment to an Affiliate of the assigning Bank, the payment of a $3,500 recordation fee to the Agent, the assignee shall become a Bank hereunder, all Loans and the Credit Facility Commitment it thereby holds shall be governed by all the terms and conditions hereof and the Bank granting such assignment shall have its Credit Facility Commitment, and its obligations and rights in connection therewith, reduced by the amount of such assignment; provided, however, in the event a Bank assigns all of its Credit Facility Commitment to an Affiliate or at the request of the Borrower, pursuant to Section 11.13(iii), no recordation fee shall be required hereunder. Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          (b) Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that
     (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.12(b), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

     Section 11.13 Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

          (a) no amendment or waiver pursuant to this Section 11.13 shall (A) increase any Credit Facility Commitment of any Bank without the consent of such Bank or (B) reduce the stated rate at which interest or fees accrue or reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of each Bank; and

          (b) no amendment or waiver pursuant to this Section 11.13 shall, unless signed by each Bank, change this Section 11.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

     If the Borrower requests an amendment to this Agreement which requires the approval of all of the Banks and one of the Banks (a "Replaceable Bank") does not approve it, the Borrower may propose that another bank which is reasonably acceptable to the Agent (a "Replacement Bank") be substituted for and replace the Replaceable Bank for purposes of this Agreement. If a Replacement Bank is so substituted for the Replaceable Bank, the Replaceable Bank shall enter into an assignment agreement with the Replacement Bank, the Borrower and the Agent to assign and transfer to the Replacement Bank, the Replaceable Bank's Credit Facility Commitment hereunder, which shall provide, among other things, for the payment of all Obligations owing to the Replaceable Bank; provided, however, if a Replacement Bank cannot be found, then the Borrower may elect to take out the Replaceable Bank and reduce the facility accordingly by making a prepayment in the amount of such Replaceable Bank's outstanding Loans plus all accrued and unpaid interest thereon and all fees and all other Obligations due and owing to the Replaceable Bank on the date of replacement. Notwithstanding anything to the contrary contained herein, in no event shall the Agent be a Replaceable Bank.

     Section 11.14 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

     Section 11.15 Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation and negotiation of the Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, in connection with the preparation and execution of the Credit Documents and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, and their respective Affiliates, directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefore, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

     Section 11.16 Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

     Section 11.17 Construction. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

     Section 11.18 Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

     Section 11.19 Submission to Jurisdiction; Waiver of Jury Trial. Each of the Borrower, each Bank and the Agent hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby. Each of the Borrower, each Bank and the Agent irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Borrower, each Bank and the Agent hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Credit Document or the transactions contemplated thereby.

[signature pages follow]

         In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York, by their duly authorized officers as of the day and year first above written.

                                      NRG ENERGY, INC.

                                      By: _______________________
                                      Name:  Brian B. Bird
                                      Title:  Vice President & Treasurer

                                      CREDIT SUISSE FIRST BOSTON,
                                      in its capacity as Administrative
                                      Agent, Joint Lead Arranger and Joint
                                      Book Runner



                                      By: _______________________
                                      Name:
                                      Title:



                                      By: _______________________
                                      Name:
                                      Title:


Commitment:  $200,000,000             CREDIT SUISSE FIRST BOSTON,
                                      in its individual capacity as a Bank


                                      By: _______________________
                                      Name:
                                      Title:



                                      By: _______________________
                                      Name:
                                      Title:

Address for notices:
Credit Suisse First Boston
5 World Trade Center
New York, New York 10048

In Connection with Administrative Matters:
Attention:  Christina Maurillo
Tel.  (212) 322-0421
Fax  (212) 335-0593

In Connection with Notices:
Attention:  Andrea Shkane
Tel. (212) 325-6513
Fax (212) 325-8320

                                      MERRILL LYNCH, PIERCE,
                                      FENNER & SMITH
                                      INCORPORATED, in its capacity as
                                      Co-Syndication Agent, Joint Lead
                                      Arranger and Joint Book Runner



                                       By: _______________________
                                       Name:
                                       Title:





Commitment:  $200,000,000              MERRILL LYNCH CAPITAL
                                       CORPORATION, in its individual
                                       capacity as a Bank


                                       By: _______________________
                                       Name:
                                       Title:


Address for notices:
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center - 7th Floor
New York, New York  10080

In Connection with Amendments, Financials, Etc.:
Attention:  Carol Feeley/Paul Fox
Portfolio Manager
Facsimile:  (212) 738-1649
Telephone: (212) 449-8414/9579

In Connection with Loan Activity & Interest:
Attention:  Eve Lam/Mark Campbell
Facsimile:  (212) 738-1719
Telephone: (212) 449-6187/6996

                                       CITICORP USA, INC., in its
                                       capacity as Co-Syndication Agent,
                                       Joint Lead Arranger and Joint Book
                                       Runner



                                       By: _______________________
                                       Name:
                                       Title:





Commitment:  $200,000,000              CITICORP USA, INC., in its
                                       individual capacity as a Bank


                                       By: _______________________
                                       Name:
                                       Title:



Address for notices:
Citicorp USA, Inc.
388 Greenwich Street
New York, New York  10013
Attention:  Nick McKee
Facsimile:  (212) 816-8098
Telephone: (212) 816-8592

                                    EXHIBIT A

                                      NOTE
                                                              ____________, 2000

     For Value Received, the undersigned, NRG Energy, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of (the "Bank") on the Maturity Date of the hereinafter defined Credit Agreement, at the principal office of _____________ in New York, New York, in U.S. Dollars, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

     The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a Eurocurrency Loan, the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

     This Note is one of the Notes referred to in the Credit Agreement dated as of _________, 2000, among the Borrower, ________________, as Agent, and the
Banks party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

     Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

     The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                              NRG ENERGY, INC.

                                              By: _______________________
                                              Name: Brian B. Bird
                                              Title: Vice President & Treasurer

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE

     This Compliance Certificate is furnished to ______________, as Agent pursuant to the Credit Agreement (the "Credit Agreement") dated as of June 22, 2001, by and among NRG Energy, Inc., the financial institutions from time to time party thereto and ___________, as Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

     The undersigned hereby certifies that:

     1.   I am the duly elected or appointed ___________ of NRG Energy, Inc.;

     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of NRG Energy, Inc. and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

     4. Schedule B-1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct. All computations are made in accordance with the terms of the Credit Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in
Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof

are made and delivered this                  day of                    ,
                            -----------------      --------------------  ------

                             COMPLIANCE CERTIFICATE

                                  SCHEDULE B-1

                  COMPLIANCE CALCULATIONS FOR CREDIT AGREEMENT

                       CALCULATION AS OF __________, 20___

A.      Liens (Section 7.9)

        1.       Total Liens $

                 (Line A1 not to exceed 10% of Consolidated Net Tangible Assets)

B.      Sale of Assets (Section 7.11)

        1 .      Net book value of assets sold

                 during this fiscal year $

                 (Line B1 not to exceed 10% of Consolidated Net Tangible Assets)

C.      Consolidated Net Worth (Section 7.12)

        1.       Consolidated stockholders equity $

        2.       Less currency translation account $

        3.       Consolidated Net Worth

                 (Line C1 minus Line C2) $

D.      Consolidated Capitalization

        1.       Consolidated Net Worth (Line C3) $

        2.       Indebtedness of the Borrower $

        3.       Consolidated Capitalization

                 (Sum of line D1 and D2) $

 E.     Indebtedness to Consolidated Capitalization

        1.       Indebtedness of the Borrower $__________________

        2. 50% of Indebtedness of Borrower consisting of performance guarantees under which demand has not been made $______________

        3.       Adjusted Indebtedness of Borrower (line E1-E2) $_______________

        4.       Consolidated Capitalization (line D3) $_________________

        5.       Ratio of Adjusted Indebtedness of Consolidated Capitalization
                 __ to __
                 (Line E3 to E4)
                 (ratio not to exceed 0.68 to 1.00 unless a Non-Conforming Period, in which case ratio cannot exceed 0.72 to 1.00)

                                    EXHIBIT C

                FORM OF LEGAL OPINION OF COUNSEL TO THE BORROWER

                         [DATE OF INITIAL DISBURSEMENT]

------------,
in its capacity as
Agent, and the Banks party to the Credit Agreement referred to below


Ladies and Gentlemen:

     I am Vice President and General Counsel of NRG Energy, Inc., a Delaware corporation ("Borrower"), and have represented the Borrower in connection with the transactions to be effected pursuant to the terms and conditions of that certain Credit Agreement dated as of the date hereof among the Borrower, the Banks party thereto and __________________, as Agent (the "Credit Agreement").

     This opinion is delivered to you pursuant to Section 6.1(a) of the Credit Agreement. Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

     In connection with this opinion I have examined:

     A. the Credit Agreement; and

     B. the Notes.

     The foregoing documents, together with the other documents executed and delivered by the Borrower to the Agent in connection with the Credit Agreement, are sometimes referred to herein as the "Loan Documents."

     I have also examined such corporate documents and records of the Borrower and such certificates of public officials and officers of the Borrower as I have deemed necessary or appropriate for purposes of rendering this opinion. In stating my opinion, I have assumed the genuineness of all signatures (except the Borrower), the authority of persons signing the Loan Documents on behalf of all parties thereto (except the Borrower), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

     Based on the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

     1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. The Borrower has the corporate power and authority to execute, deliver and perform the Loan Documents and all corporate action necessary to authorize the execution, delivery and performance of the Loan Documents has been taken.

     3. The Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors or the application of general principles of equity (whether considered in a proceeding in equity or at law).

     4. The execution, delivery and performance by the Borrower of the Loan Documents do not: (i) result in a breach or other violation of any of the terms, conditions or provisions of any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound; (ii) result in a breach or other violation of any of the terms, conditions or provisions of any order, writ, injunction or decree of any court or other governmental authority or instrumentality to which the Borrower is subject; or (iii) result in the creation or imposition of any lien, charge, security interest or encumbrance upon any property of the Borrower under any indenture, loan or credit agreement or any other material agreement, lease, instrument, order, writ, injunction or decree referred to in clauses (i) and (ii) above; where any such breach, violation or lien could have a Material Adverse Effect. The execution, delivery and performance by the Borrower of the Loan Documents and the transactions contemplated thereby do not result in a breach or other violation of any of the terms, conditions or provisions of any applicable federal, or Delaware statute or regulation where such breach or violation could have a Material Adverse Effect.

     5. Except as set forth on Schedule 5.5 to the Credit Agreement, no judgments are outstanding against the Borrower, nor is there pending or, to the best of our knowledge, threatened, any litigation, investigation, contested claim or governmental proceeding by or against the Borrower which could have a Material Adverse Effect.

     6. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No approvals by the SEC under the Public Utility Holding Company Act of 1935, as amended ("PUHCA") are required in connection with the execution by the Borrower of the Loan Documents or the performance by the Borrower of any of the transactions contemplated thereby.

     7. No authorization, consent, license, order or approval of, or other action by, any governmental authority is required to be obtained or made in connection with the due execution, delivery and performance of the Loan Documents.

I am a member of the bar of the State of Minnesota, and I am not licensed to practice in the States of Delaware or New York. I express no opinion on the law of any other jurisdiction other than the State of Minnesota and the provisions of the Delaware General

Corporation Law and the federal laws of the United States applicable therein or thereto. The opinions expressed herein are based upon the law and circumstances as they are in effect or exist on the date hereof, and I assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretations thereof with respect to circumstances or events that may occur subsequent to the date hereof. I express no opinion as to the effect of the laws of any other jurisdiction.

     For purposes of the opinion rendered in paragraph 3, I have assumed that the laws of the State of New York are substantially the same as the laws of the State of Minnesota.

     Minnesota Statutes ss.290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

     This opinion is furnished by me as General Counsel of the Borrower to you pursuant to the Credit Agreement. This opinion is solely for your benefit and may not be relied upon by any other Person or by you in any other context, or any other Person that may become a Bank under the Credit Agreement after the date hereof. This opinion may not be quoted, in whole or in part, or copies hereof furnished, to any other Person, or any other Person that may become a Bank under the Credit Agreement after the date hereof without my prior express written consent.

                                        Very truly yours,

                                  SCHEDULE 5.2

                                  SUBSIDIARIES

------------------------------------------------------------------------------------------------------------
                                   Subsidiary Name                             State of Incorporation/
                                                                                      Formation
------------------------------------------------------------------------------------------------------------

1.          Berrians I Gas Turbine Power LLC                                          Delaware
------------------------------------------------------------------------------------------------------------
2.          Cobee Holdings Inc.                                                       Delaware
------------------------------------------------------------------------------------------------------------
3.          Elk River Resource Recovery, Inc.                                         Minnesota
------------------------------------------------------------------------------------------------------------
4.          Graystone Corporation                                                     Minnesota
------------------------------------------------------------------------------------------------------------
5.          Meriden Gas Turbines LLC                                                  Delaware
------------------------------------------------------------------------------------------------------------
6.          MidAtlantic Generation Holding LLC                                        Delaware
------------------------------------------------------------------------------------------------------------
7.          NEO Corporation                                                           Minnesota
------------------------------------------------------------------------------------------------------------
8.          NRG Connecticut Power Assets LLC                                          Delaware
------------------------------------------------------------------------------------------------------------
9.          Northeast Generation Holding LLC                                          Delaware
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10.         NRG Affiliate Services Inc.                                               Delaware
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11.         NRG Asia-Pacific, Ltd.                                                    Delaware
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12.         NRG Audrain Holding LLC                                                   Delaware
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13.         NRG Brazos Valley GP LLC                                                  Delaware
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14.         NRG Brazos Valley LP LLC                                                  Delaware
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15.         NRG Cadillac Inc.                                                         Delaware
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16.         NRG Capital LLC                                                           Delaware
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17.         NRG Central U.S. LLC                                                      Delaware
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18.         NRG ComLease LLC                                                          Delaware
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19.         NRG Connecticut Affiliate Services Inc.                                   Delaware
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20.         NRG Connecticut Ancillary Assets LLC                                      Delaware
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21.         NRG del Coronado Inc.                                                     Delaware
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22.         NRG Eastern LLC                                                           Delaware
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23.         NRG El Segundo Inc.                                                       Delaware
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24.         NRG Energy Center, Inc.                                                   Minnesota
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25.         NRG Energy Jackson Valley I, Inc.                                        California
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26.         NRG Energy Jackson Valley II, Inc.                                       California
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27.         NRG Granite Acquisition LLC                                               Delaware
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28.         NRG International Services Company                                        Delaware
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29.         NRG International Development Inc.                                        Delaware
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

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30.         NRG International, Inc.                                                   Delaware
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31.         NRG Kaufman LLC                                                           Delaware
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32.         NRG Lakefield Inc.                                                        Delaware
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33.         NRG Latin America Inc.                                                    Delaware
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34.         NRG Louisiana LLC                                                         Delaware
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35.         NRG Mextrans Inc.                                                         Delaware
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36.         NRG MidAtlantic LLC                                                       Delaware
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37.         NRG Mesquite LLC                                                          Delaware
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38.         NRG North Central Operations Inc.                                         Delaware
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39.         NRG Northeast Affiliate Services Inc.                                     Delaware
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40.         NRG Operating Services, Inc.                                              Delaware
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41.         NRG PacGen Inc.                                                           Delaware
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42.         NRG Power Marketing Inc.                                                  Delaware
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43.         NRG Processing Solutions LLC                                              Delaware
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44.         NRG San Diego Inc.                                                        Delaware
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45.         NRG San Francisco Thermal Inc.                                            Delaware
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46.         NRG Services Corporation                                                  Delaware
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47.         NRG South Central Operations Inc.                                         Delaware
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48.         NRG Sunnyside Operations GP Inc.                                          Delaware
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49.         NRG Sunnyside Operations LP Inc.                                          Delaware
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50.         NRG Thermal Corporation                                                   Delaware
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51.         NRG Valmy Power LLC                                                       Delaware
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52.         NRG Valmy Power Holdings LLC                                              Delaware
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53.         NRG West Coast Inc.                                                       Delaware
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54.         NRG Western Affiliate Services Inc.                                       Delaware
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55.         O'Brien Cogeneration, Inc. II                                             Delaware
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56.         Okeechobee Power I, Inc.                                                  Delaware
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57.         Okeechobee Power II, Inc.                                                 Delaware
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58.         Okeechobee Power III, Inc.                                                Delaware
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59.         Power Operations, Inc.                                                    Delaware
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60.         San Joaquin Valley Energy I, Inc.                                        California
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61.         San Joaquin Valley Energy IV, Inc.                                       California
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62.         Scoria Incorporated                                                       Minnesota
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63.         South Central Generation Holding LLC                                      Delaware
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

                                  SCHEDULE 5.5

                   LITIGATION/GOVERNMENTAL PROCEEDINGS SUMMARY

Fortistar (Oswego)

In July 1999, Fortistar Capital, Inc. ("Fortistar") commenced an action against NRG Energy, Inc. (the "Company") in Hennepin County (Minnesota) District Court, seeking damages in excess of $100 million and an order restraining the Company from consummating the acquisition of Niagara Mohawk Power Corporation's Oswego generating station. Fortistar's motion for a temporary restraining order was denied. A temporary injunction hearing was held in September 1999. The acquisition was consummated in October 1999. In January 2000, the court denied Fortistar's request for a temporary injunction. In April and December 2000, the Company filed summary judgment motions to dispose of the litigation respecting both liability and damages, and a hearing on these motions was held in April 2001 and certain of Fortistar's claims were dismissed. No trial date has been set in respect of the remaining claims. The Company has asserted numerous counterclaims against Fortistar and will continue to vigorously defend the suit.

New York Environmental Investigation

In May 2000, the New York Department of Environmental Conservation issued a Notice of Violation to the Company and the prior owner of the Company's Huntley and Dunkirk facilities in New York, relating to physical changes made at those facilities prior to our assumption of ownership. The Notice of Violation alleges that these changes represent major modifications undertaken without the proper permits having been obtained. Although the Company has a right to indemnification by the previous owner for fines, penalties, assessments and related losses resulting from the previous owner's failure to comply with environmental laws and regulations, if these facilities did not comply with the applicable permit requirements, the Company could be required, among other things, to install specified pollution control technology to further reduce pollutant emissions from the Huntley and Dunkirk facilities, and the Company could become subject to fines and penalties associated with the current and prior operation of the facilities. The Company is currently in settlement discussions with the Department of Environmental Conservation and the State Attorney General's Office. On May 14, 2001, the Company received a Notice of Intent to Sue from the New York Attorney General, notifying the Company pursuant to Section 304 of the Clean Air Act (the "Act") of the State's intent to file suit against the Company and Niagara Mohawk Power Corporation in federal district court for violations of the Act, unless a settlement is reached within 60 days. The Company will continue its settlement discussions with the Attorney General's Office and the Department of Environmental Conservation.

California Actions

The Company has been named as a defendant in certain private plaintiff class actions filed in the Superior Court of the State of California for the County of San

Diego in San Diego, California on November 27, 2000 (Pamela R. Gordon v. Reliant Energy, Inc., et al.) and November 29, 2000 (Ruth Hendricks v. Dynegy Power Marketing Inc., et al.), and in the Superior Court of the State of California, City and County of San Francisco (Pier 23 Restaurant v. PG&E Energy Trading, et al., filed January 24, 2001). The Company has also been named in another suit filed on January 16, 2001 in the Superior Court of the State of California for the County of San Diego, brought by three California water districts, as consumers of electricity (Sweetwater Authority v. Dynegy Inc., et al.), and in a suit filed on January 18, 2001 in Superior Court of the State of California, County of San Francisco, brought by the San Francisco City Attorney on behalf of the People of the State of California (The People of the State of California v. Dynegy Power Marketing, Inc., et al.). Although the complaints contain a number of allegations, the basic claim is that, by underbidding forward contracts and exporting electricity to surrounding markets, the defendants, acting in collusion, were able to drive up wholesale prices on the Real Time and Replacement Reserve markets, through the Western Systems Coordinating Council and otherwise. The complaints allege that the conduct violated California antitrust and/or unfair competition laws. The Company does not believe that it has engaged in any illegal activities, and intends to vigorously defend these lawsuits.


On May 2, 2001, certain partially-owned subsidiaries of the Company, and other power generators and power traders, were named as defendants in a class action filed in the Superior Court of the State of California for the County of Los Angeles (Cruz M. Bustamante and Barbara Matthews v. Dynegy, Inc., et al.). The complaint alleges that defendants engaged in various anti-competitive, unlawful, fraudulent and unfair business practices and acts, and acted with the anti-competitive purpose of using economic and physical withholding of electricity from the California electric generation market in order to derive monopoly profits from the sale of their electricity in California. The Company does not believe that its affiliates named in this lawsuit engaged in any illegal activities, and the Company's affiliates intend to vigorously contest these allegations.


LABOR DISPUTE SUMMARY

None.


                                       2